Exhibit 99.1

News Release Page 1 of 14
Cboe Global Markets Reports Results for Third Quarter 2024
Third Quarter Highlights*
•Diluted EPS for the Quarter of $2.07, Up 6 percent
•Record Adjusted Diluted EPS¹ for the Quarter of $2.22, Up 8 percent
•Record Net Revenue for the Quarter of $532.0 million, Up 11 percent
•Increases Organic Total Net Revenue Growth2 Range for 2024 to 7 to 9 percent, from 6 to 8 percent; Reaffirms Lower End of Data and Access Solutions Organic Net Revenue Growth Target2 of 7 to 10 percent
•Increases 2024 Adjusted Operating Expense Guidance2 to $798 to $808 million, from $795 to $805 million
CHICAGO, IL – November 1, 2024 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the third quarter of 2024.
“In the third quarter, Cboe reported strong diluted EPS of $2.07, record net revenue of $532.0 million and record adjusted diluted EPS1 of $2.22, highlighting the solid progress we continued to make in sharpening our strategic focus,” said Fredric Tomczyk, Cboe Global Markets Chief Executive Officer. “Through the first three quarters of the year, Cboe has grown net revenue by 9%, diluted EPS by 4%, and adjusted diluted EPS1 by 14%. The broad-based contribution speaks to the complementary nature of Cboe’s ecosystem with Derivatives net revenue up 11%, Cash and Spot Markets up 9% and Data and Access Solutions up 6% on a year-to-date basis. I am excited as we move forward as an organization with a refined strategic framework that will help ensure we are well-aligned with secular market trends to drive growth and opportunity in the years ahead.”
"Cboe reported strong 11% year-over-year net revenue growth to drive solid diluted EPS and record quarterly adjusted diluted EPS1 results in the third quarter," said Jill Griebenow, Cboe Global Markets Executive Vice President, Chief Financial Officer. "Derivatives net revenue was up a strong 13% year-over-year in the third quarter as Cboe produced record volumes across our derivatives platform. Cash and Spot Markets performance was also strong, producing 12% net revenue gains as compared to the third quarter of 2023, and Data and Access Solutions delivered 6% year-over-year net revenue growth for the quarter. Given the year-to-date trends and our expectations for the fourth quarter, we are raising our organic total net revenue growth2 range for 2024 to 7-9%, up from our prior guidance of 6-8%. In conjunction with our increased revenue guidance, we are increasing our full year adjusted operating expense guidance2 range to $798 to $808 million, up from our prior guidance range of $795 to $805 million. Moving forward, we are well positioned to allocate capital across our organization to the highest-return initiatives, helping deliver long-term shareholder value.”
*All comparisons are third quarter 2024 compared to the same period in 2023.
(1)A full reconciliation of our non-GAAP results to our GAAP (“Generally Accepted Accounting Principles”) results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.
(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic net revenue growth guidance and adjusted operating expenses guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic net revenue growth guidance and adjusted operating expenses would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
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News Release Page 2 of 14
Consolidated Third Quarter Results -Table 1
Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended September 30, 2024 and 2023.

Table 1
Consolidated Third Quarter Results ($ in millions except per share)	3Q24	3Q23	Change		3Q24 Adjusted[1]	3Q23 Adjusted[1]	Change
Total Revenues Less Cost of Revenues	$532.0	$480.5	11%		$532.0	$480.5	11%
Total Operating Expenses	$224.6	$209.3	7%		$204.0	$180.3	13%
Operating Income	$307.4	$271.2	13%		$328.0	$300.2	9%
Operating Margin %	57.8%	56.4%	1.4	pp	61.7%	62.5%	(0.8)	pp
Net Income Allocated to Common Stockholders	$217.4	$207.1	5%		$232.9	$218.9	6%
Diluted Earnings Per Share	$2.07	$1.95	6%		$2.22	$2.06	8%
EBITDA[1]	$341.1	$319.7	7%		$342.0	$320.5	7%
EBITDA Margin %[1]	64.1%	66.5%	(2.4)	pp	64.3%	66.7%	(2.4)	pp
•Total revenues less cost of revenues (referred to as “net revenue"2) of $532.0 million increased 11 percent, compared to $480.5 million in the prior-year period, a result of increases in derivatives markets, cash and spot markets, and data and access solutions net revenue2.
•Total operating expenses were $224.6 million versus $209.3 million in the third quarter of 2023, an increase of $15.3 million. This increase was primarily due to higher compensation and benefits and travel and promotional expenses, partially offset by a decline in professional fees and outside services. Adjusted operating expenses1 of $204.0 million increased 13 percent compared to $180.3 million in the third quarter of 2023. This increase was primarily due to higher compensation and benefits and travel and promotional expenses, partially offset by a decline in professional fees and outside services.
•The effective tax rate for the third quarter of 2024 was 29.3 percent as compared with 22.9 percent in the third quarter of 2023. The higher effective tax rate in 2024 is primarily due to releases of penalties and interest associated with Section 199 positions in 2023. The effective tax rate on adjusted earnings1 was 29.2 percent, up 2.8 basis points when compared with 26.4 percent in last year’s third quarter. The change was primarily due to lower non-deductible compensation in 2023 resulting from executive changes.
•Diluted EPS for the third quarter of 2024 increased 6 percent to $2.07 compared to the third quarter of 2023. Adjusted diluted EPS1 of $2.22 increased 8 percent compared to 2023 third quarter results.
Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by Business Segment (in millions)	3Q24	3Q23	Change
Options	$320.9	$290.8	10%
North American Equities	98.0	95.1	3%
Europe and Asia Pacific	55.6	45.6	22%
Futures	38.0	32.4	17%
Global FX	20.0	18.3	9%
Digital	(0.5)	(1.7)	* %
Total	$532.0	$480.5	11%
(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
(2)See the attached tables on page 10 for "Net Revenue by Revenue Caption.”
*Not meaningful
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News Release Page 3 of 14
Discussion of Results by Business Segment1:
Options:
•Options record net revenue of $320.9 million was up $30.1 million, or 10 percent, from the third quarter of 2023. Net transaction and clearing fees2 increased primarily as a result of a 13 percent increase in index options trading volumes versus the third quarter of 2023. Access and capacity fees were 5 percent higher than the third quarter of 2023.
•Net transaction and clearing fees2 increased $35.9 million, or 14 percent, reflecting a 2 percent increase in total options average daily volume (“ADV”) and a 10 percent increase in total options revenue per contract ("RPC") compared to the third quarter of 2023. The increase in total options RPC was due to a mix shift, with index options representing a higher percentage of total options volume.
•Cboe’s Options exchanges had total market share of 30.5 percent for the third quarter of 2024 compared to 33.6 percent in the third quarter of 2023, a result of lower multi-list market share as compared to the third quarter of 2023.
North American (N.A.) Equities:
•N.A. Equities net revenue of $98.0 million increased $2.9 million, or 3 percent, from the third quarter of 2023, reflecting higher net transaction and clearing fees2 and access and capacity fees, partially offset by a decline in industry market data fees.
•Net transaction and clearing fees2 increased by $2.9 million, or 10 percent, compared to the third quarter of 2023. The increase was driven by stronger industry volumes and improved net capture rates, partially offset by lower market share as compared to the third quarter of 2023.
•Cboe’s U.S. Equities exchanges had market share of 10.9 percent for the third quarter of 2024 compared to 12.7 percent in the third quarter of 2023 given higher industry off-exchange and closing auction share. Cboe’s U.S. Equities off-exchange market share was 17.7 percent, down from 19.9 percent in the third quarter of 2023. Canadian Equities market share declined to 14.6 percent as compared to 15.2 percent in the third quarter of 2023.
Europe and Asia Pacific (APAC):
•Europe and APAC net revenue of $55.6 million increased by 22 percent compared to the third quarter of 2023, reflecting growth in net transaction and clearing fees2 and non-transaction revenues. On a constant currency basis3, net revenues were $54.9 million, up 20 percent on a year-over-year basis. European Equities average daily notional value (“ADNV”) traded on Cboe European Equities was €9.3 billion, up 16 percent compared to the third quarter of 2023 given a 13 percent increase in industry market volumes. Japanese Equities ADNV was 117 percent higher and Australian Equities ADNV was 28 percent higher than the third quarter of 2023.
•For the third quarter of 2024, Cboe European Equities had 23.8 percent market share, up from 23.2 percent in the third quarter of 2023. Cboe European Equities net capture rate increased 11 percent given a mix shift to higher capture products. Cboe Australia had 20.8 percent market share for the third quarter of 2024, up from 17.9 percent in the third quarter of 2023. Cboe Japan grew market share to 5.4 percent in the third quarter of 2024 from 3.3 percent in the third quarter of 2023.
Futures:
•Futures net revenue of $38.0 million increased $5.6 million, or 17 percent, from the third quarter of 2023 due to an increase in net transaction and clearing fees2.
•Net transaction and clearing fees2 increased $5.6 million, reflecting a 19 percent increase in ADV during the quarter.
Global FX:
•Global FX record net revenue of $20.0 million increased 9 percent, primarily due to higher net transaction and clearing fees2. ADNV traded on the Cboe FX platform was $48.3 billion for the quarter, up 9 percent compared to last year’s third quarter, and net capture rate per one million dollars traded was $2.66 for the quarter, up 1 percent compared to $2.64 in the third quarter of 2023.
•Cboe FX market share was 19.1 percent for the quarter compared to 20.2 percent in last year’s third quarter.

(1)The Digital and Corporate segments are not further discussed as results were not material during the third quarter of 2024.
(2)See the attached tables on page 10 for "Net Transaction and Clearing Fees by Business Segment.”
(3)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

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News Release Page 4 of 14
2024 Fiscal Year Financial Guidance
Cboe provided guidance for the 2024 fiscal year as noted below.
•Organic total net revenue growth1 is expected to be in the range of 7 to 9 percentage points, up from previous guidance calling for 6 to 8 percentage points in 2024.
•Reaffirms lower end of organic net revenue1 growth range from Data and Access Solutions of 7 to 10 percentage points in 2024.
•Adjusted operating expenses1 in 2024 are expected to be in the range of $798 to $808 million, up from previous guidance of $795 to $805 million. The guidance excludes the expected amortization of acquired intangible assets of $89 million; the company reflects the exclusion of this amount in its non-GAAP reconciliation.
•Reaffirms depreciation and amortization expense for 2024 is expected to be in the range of $43 to $47 million, excluding the expected amortization of acquired intangible assets.
•Minority investments are expected to contribute a $40 to $46 million benefit in 2024 to non-operating (expenses) income, up from previous guidance of $37 to $43 million. Reaffirms that $33 to $37 million of the benefit will come in the earnings on investments line and anticipates $7 to $9 million to come through the other income (expense), net line, up from previous guidance of $4 to $6 million.
•Reaffirms the effective tax rate on adjusted earnings1 for the full year 2024 is expected to be in the range of 28.5 to 30.5 percent. Significant changes in trading volume, expenses, tax laws or rates and other items could materially impact this expectation.
•Capital expenditures for 2024 are expected to be in the range of $57 to $63 million, up from previous guidance of $51 to $57 million.
(1)Specific quantifications of the amounts that would be required to reconcile the company’s organic and inorganic growth guidance, adjusted operating expenses guidance, annualized adjusted operating expenses guidance, and the effective tax rate on adjusted earnings guidance are not available. Acquisitions are considered organic after 12 months of closing. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses, annualized adjusted operating expenses, and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
Capital Management
At September 30, 2024, the company had cash and cash equivalents of $763.2 million and adjusted cash2 of $763.7 million. Total debt as of September 30, 2024 was $1,440.6 million.
The company paid cash dividends of $66.3 million, or $0.63 per share, during the third quarter of 2024 and utilized $24.6 million to repurchase approximately 144 thousand shares of its common stock under its share repurchase program at an average price of $170.45 per share. As of September 30, 2024, the company had approximately $679.8 million of availability remaining under its existing share repurchase authorizations.
Earnings Conference Call
Executives of Cboe Global Markets will host a conference call to review its third-quarter financial results today, November 1, 2024, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (800) 715-9871 (toll-free) or (646) 307-1963 (toll) and using the Conference ID 6762730. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay.
(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
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News Release Page 5 of 14
About Cboe Global Markets
Cboe Global Markets (Cboe: CBOE), the world’s leading derivatives and securities exchange network, delivers cutting-edge trading, clearing and investment solutions to people around the world. Cboe provides trading solutions and products in multiple asset classes, including equities, derivatives, and FX, across North America, Europe, and Asia Pacific. Above all, Cboe is committed to building a trusted, inclusive global marketplace that enables people to pursue a sustainable financial future. To learn more about the Exchange for the World Stage, visit www.cboe.com.
Cautionary Statements Regarding Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Some factors that could cause actual results to differ include: the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading or clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes or changes in tax regimes; our ability to protect our systems and communication networks from security vulnerabilities and breaches; our ability to attract and retain skilled management and other personnel, increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; global expansion of operations; factors that impact the quality and integrity of our and other applicable indices; our ability to manage our growth and strategic acquisitions or alliances effectively; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to minimize the risks, including our credit, counterparty investment, and default risks, associated with operating a European clearinghouse; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status; our ability to maintain BIDS Trading as an independently managed and operated trading venue, separate from and not integrated with our registered national securities exchanges; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments or intangible assets; the impacts of pandemics; the accuracy of our estimates and expectations; litigation risks and other liabilities; risks relating to digital assets, including winding down the Cboe Digital spot market and transitioning digital asset futures contracts to CFE, operating a digital assets futures clearinghouse, cybercrime, changes in digital asset regulation, and fluctuations in digital asset prices. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings made from time to time with the SEC.
We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
The condensed consolidated statements of income and balance sheets are unaudited and subject to revision.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Kenneth Hill, CFA
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7559
atu@cboe.com	tcave@cboe.com	khill@cboe.com
CBOE-F
Trademarks:
Cboe®, Cboe Global Markets®, Cboe Volatility Index®, Cboe Clear®, Cboe Datashop®, BIDS Trading®, BZX®, BYX®, Cboe Clear®, EDGX®, EDGA®, MATCHNow®, and VIX® are registered trademarks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.
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News Release Page 6 of 14
Cboe Global Markets, Inc.
Key Performance Statistics by Business Segment

	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023
Options
Total industry ADV (in thousands)	48,733	46,129	47,452	44,410	43,411
Total Company Options ADV (in thousands)	14,882	14,384	14,833	14,896	14,592
Multi-listed options	10,655	10,367	10,744	10,725	10,848
Index options	4,227	4,017	4,089	4,172	3,743
Total Options market share	30.5%	31.2%	31.3%	33.5%	33.6%
Multi-listed options	24.0%	24.6%	24.8%	26.7%	27.4%
Total Options RPC:	$0.298	$0.295	$0.299	$0.297	$0.270
Multi-listed options	$0.063	$0.062	$0.064	$0.060	$0.055
Index options	$0.892	$0.898	$0.915	$0.908	$0.894

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	11.5	11.8	11.8	11.2	10.4
Market share %	10.9%	11.4%	12.8%	13.0%	12.7%
Net capture (per 100 touched shares)	$0.024	$0.027	$0.019	$0.013	$0.022
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	79.3	74.7	82.0	76.1	73.8
Off-Exchange ATS Block Market Share % (reported on a one-month lag)	17.7%	17.8%	17.6%	18.4%	19.9%
Net capture (per 100 touched shares)	$0.135	$0.136	$0.132	$0.137	$0.125
Canadian Equities:
ADV (matched shares, in millions)	135.9	150.6	146.3	141.8	127.5
Total market share %	14.6%	15.0%	15.3%	15.3%	15.2%
Net capture (per 10,000 shares, in Canadian Dollars)	$4.240	$4.046	$3.997	$3.905	$3.976

Europe and Asia Pacific
European Equities:
Total industry ADNV (Euros - in billions)	€38.9	€42.6	€41.8	€37.7	€34.3
Market share %	23.8%	22.5%	23.7%	23.9%	23.2%
Net capture (per matched notional value (bps), in Euros)	€0.257	€0.251	€0.249	€0.233	€0.232
Cboe Clear Europe:
Trades cleared (in thousands)	306,882.5	299,019.3	294,325.7	281,938.1	255,152.3
Fee per trade cleared (in Euros)	€0.008	€0.008	€0.008	€0.010	€0.010
Net settlement volume (shares in thousands)	2,947.6	2,764.0	2,524.6	2,511.6	2,469.5
Net fee per settlement (in Euros)	€1.026	€1.038	€1.072	€0.899	€0.927
Australian Equities:
ADNV (AUD - in billions)	$0.8	$0.8	$0.8	$0.7	$0.7
Market share - Continuous	20.8%	20.8%	20.4%	20.3%	17.9%
Net capture (per matched notional value (bps), in Australian Dollars)	$0.156	$0.155	$0.156	$0.157	$0.155
Japanese Equities:
ADNV (JPY - in billions)	¥323.3	¥315.2	¥315.9	¥190.2	¥148.7
Market share - Lit Continuous	5.4%	5.5%	5.0%	4.0%	3.3%
Net capture (per matched notional value (bps), in Yen)	¥0.220	¥0.229	¥0.227	¥0.252	¥0.257

Futures
ADV (in thousands)	273.7	253.6	220.0	233.4	230.0
RPC	$1.767	$1.757	$1.749	$1.729	$1.753

Global FX
Spot market share %	19.1%	20.2%	20.3%	21.3%	20.2%
ADNV ($ - in billions)	$48.3	$47.7	$45.3	$47.0	$44.4
Net capture (per one million dollars traded)	$2.66	$2.69	$2.62	$2.60	$2.64
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ADV = average daily volume; ADNV = average daily notional value.
RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.
Touched volume represents the total number of shares of equity securities and ETFs internally matched on our exchanges or routed to and executed on an external market center.
Matched volume represents the total number of shares of equity securities and ETFs executed on our exchanges.
U.S. Equities - Exchange, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities – Off-Exchange data reflects BIDS Trading. For U.S. Equities – Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.
Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for MATCHNow and Cboe Canada and the number of trading days. Total market share represents MATCHNow and Cboe Canada volume divided by the total volume of the Canadian Equities market. As of January 1, 2024, the Cboe Canada and MATCHNow entities have been amalgamated into Cboe Canada Inc.
European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in Euros divided by the product of ADNV in Euros of shares matched on Cboe Europe Equities and the number of trading days. “Trades cleared” refers to the total number of non-interoperable trades cleared, "Fee per trade cleared" refers to clearing fees divided by number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and "Net fee per settlement" refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting.
Asia Pacific data reflects data from Cboe Australia and Cboe Japan. Australian Equities, “net capture per matched notional value” refers to transaction fees less liquidity payments in Australian dollars divided by the product of ADNV in Australian dollars of shares matched on Cboe Australia and the number of Australian Equities trading days. Japanese Equities, “net capture per matched notional value” refers to transaction fees less liquidity payments in Japanese Yen divided by the product of ADNV in Japanese Yen of shares matched on Cboe Japan and the number of Japanese Equities trading days.
Global FX, "net capture per one million dollars traded" refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, EBS, Refinitiv, and Euronext FX).
Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.
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News Release Page 8 of 14
Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three and Nine Months Ended September 30, 2024 and 2023

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2024	2023	2024	2023
Revenues:
Cash and spot markets	$434.1	$335.1	$1,201.4	$1,083.4
Data and access solutions	145.6	137.0	427.9	401.7
Derivatives markets	476.0	436.7	1,357.6	1,319.7
Total Revenues	1,055.7	908.8	2,986.9	2,804.8
Cost of Revenues:
Liquidity payments	317.6	323.7	963.4	1,032.9
Routing and clearing	17.4	17.8	50.0	62.6
Section 31 fees	129.5	36.1	249.3	145.5
Royalty fees and other cost of revenues	59.2	50.7	176.3	144.8
Total Cost of Revenues	523.7	428.3	1,439.0	1,385.8
Revenues Less Cost of Revenues	532.0	480.5	1,547.9	1,419.0
Operating Expenses:
Compensation and benefits	119.1	96.1	350.5	313.0
Depreciation and amortization	31.8	38.8	100.9	120.0
Technology support services	25.5	25.0	74.3	75.5
Professional fees and outside services	21.9	24.4	69.2	68.7
Travel and promotional expenses	12.6	8.9	29.4	28.6
Facilities costs	5.9	6.2	18.5	20.0
Acquisition-related costs	—	0.8	1.2	7.9
Impairment of intangible assets	—	—	81.0	—
Other expenses	7.8	9.1	23.0	21.4
Total Operating Expenses	224.6	209.3	748.0	655.1
Operating Income	307.4	271.2	799.9	763.9
Non-operating (Expenses) Income:
Interest expense	(12.8)	(15.4)	(38.6)	(49.2)
Interest income	11.4	3.5	20.1	8.3
Earnings on investments	1.0	10.3	29.2	34.9
Other income (expense), net	2.0	0.5	(6.5)	2.2
Total Non-operating Income (Expenses)	1.6	(1.1)	4.2	(3.8)
Income Before Income Tax Provision	309.0	270.1	804.1	760.1
Income tax provision	90.5	61.9	235.7	210.7
Net Income	218.5	208.2	568.4	549.4
Net income allocated to participating securities	(1.1)	(1.1)	(3.0)	(2.7)
Net Income Allocated to Common Stockholders	$217.4	$207.1	$565.4	$546.7
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$2.08	$1.96	$5.38	$5.17
Diluted earnings per share	2.07	1.95	5.36	5.15
Weighted average shares used in computing income per share:
Basic	104.7	105.7	105.2	105.8
Diluted	105.1	106.1	105.6	106.2
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News Release Page 9 of 14
Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
September 30, 2024 and December 31, 2023

(in millions)	September 30, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$763.2	$543.2
Financial investments	39.4	57.5
Accounts receivable, net	376.2	337.3
Margin deposits, clearing funds, and interoperability funds	2,039.0	848.8
Digital assets - safeguarded assets	—	51.3
Income taxes receivable	47.1	74.5
Other current assets	53.1	66.7
Total Current Assets	3,318.0	1,979.3

Investments	$358.1	$345.3
Property and equipment, net	108.7	109.2
Property held for sale	—	8.7
Operating lease right of use assets	130.7	136.6
Goodwill	3,150.5	3,140.6
Intangible assets, net	1,424.7	1,561.5
Other assets, net	220.8	206.3
Total Assets	8,711.5	7,487.5

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$304.7	$412.7
Section 31 fees payable	40.1	51.9
Deferred revenue	6.0	5.9
Margin deposits, clearing funds, and interoperability funds	2,039.0	848.8
Digital assets - safeguarded liabilities	—	51.3
Income taxes payable	—	1.0
Current portion of contingent consideration liabilities	—	11.8
Total Current Liabilities	2,389.8	1,383.4

Long-term debt	$1,440.6	$1,439.2
Non-current unrecognized tax benefits	286.9	243.8
Deferred income taxes	196.9	217.8
Non-current operating lease liabilities	143.9	150.8
Other non-current liabilities	45.1	67.5
Total Liabilities	4,503.2	3,502.5

Stockholders’ Equity:
Preferred stock	$—	$—
Common stock	1.1	1.1
Treasury stock at cost	(242.9)	(10.5)
Additional paid-in capital	1,521.7	1,478.6
Retained earnings	2,910.6	2,525.2
Accumulated other comprehensive income (loss), net	17.8	(9.4)
Total Stockholders' Equity	4,208.3	3,985.0

Total Liabilities and Stockholders' Equity	8,711.5	7,487.5
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News Release Page 10 of 14

Table 3
Net Transaction and Clearing Fees by Business Segment Three Months Ended September 30, 2024 and 2023 (in millions)	Consolidated September 30,		Options September 30,		N.A. Equities September 30,		Europe and APAC September 30,		Futures September 30,		Global FX September 30,		Digital September 30,
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
Transaction and clearing fees	$725.9	$678.6	$405.3	$384.6	$231.0	$221.9	$40.5	$32.6	$31.7	$25.4	$17.4	$15.6	$—	$(1.5)
Liquidity payments	(317.6)	(323.7)	(116.4)	(130.5)	(191.9)	(185.6)	(8.0)	(7.3)	(0.7)	—	—	—	(0.6)	(0.3)
Routing and clearing	(17.4)	(17.8)	(4.7)	(5.8)	(7.2)	(7.3)	(5.0)	(4.4)	—	—	(0.5)	(0.3)	—	—
Net transaction and clearing fees	$390.9	$337.1	$284.2	$248.3	$31.9	$29.0	$27.5	$20.9	$31.0	$25.4	$16.9	$15.3	$(0.6)	$(1.8)

Table 4
Net Revenue by Revenue Caption Three Months Ended September 30, 2024 and 2023 (in millions)	Cash and Spot Markets Three Months Ended September 30,		Data and Access Solutions Three Months Ended September 30,		Derivatives Markets Three Months Ended September 30,		Total Three Months Ended September 30,
	2024	2023	2024	2023	2024	2023	2024	2023
Transaction and clearing fees	$288.9	$268.6	$—	$—	$437.0	$410.0	$725.9	$678.6
Access and capacity fees	—	—	94.2	87.7	—	—	94.2	87.7
Market data fees	15.5	18.7	50.7	48.6	7.3	9.3	73.5	76.6
Regulatory fees	107.9	30.3	—	—	31.1	16.7	139.0	47.0
Other revenue	21.8	17.5	0.7	0.7	0.6	0.7	23.1	18.9
Total revenues	$434.1	$335.1	$145.6	$137.0	$476.0	$436.7	$1,055.7	$908.8

Liquidity payments	$198.9	$192.3	$—	$—	$118.7	$131.4	$317.6	$323.7
Routing and clearing fees	12.7	12.0	—	—	4.7	5.8	17.4	17.8
Section 31 fees	106.4	29.1	—	—	23.1	7.0	129.5	36.1
Royalty fees and other cost of revenues	12.8	9.6	3.1	2.3	43.3	38.8	59.2	50.7
Total cost of revenues	$330.8	$243.0	$3.1	$2.3	$189.8	$183.0	$523.7	$428.3

Revenues less cost of revenues (net revenue)	$103.3	$92.1	$142.5	$134.7	$286.2	$253.7	$532.0	$480.5
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News Release Page 11 of 14
Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include adjusted revenue less cost of revenue, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted net income allocated to common stockholders, adjusted diluted earnings per share, effective tax rate on adjusted earnings, adjusted cash, net revenues in constant currency, EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin.
Management believes that the non-GAAP financial measures presented in this press release provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.
Acquisition-related costs: From time to time, we have pursued acquisitions, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include integration costs, as well as legal, due diligence, impairment charges, and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.
The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.
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News Release Page 12 of 14
Reconciliation of GAAP and Non-GAAP Information

Table 5	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2024	2023	2024	2023
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income allocated to common stockholders	$217.4	$207.1	$565.4	$546.7
Non-GAAP adjustments
Acquisition-related costs (1)	—	0.8	1.2	7.9
Amortization of acquired intangible assets (2)	20.7	28.2	68.1	88.4
Gain on Cboe Digital non-recourse notes and warrants wind down (3)	—	—	(1.4)	—
Cboe Digital syndication wind down (4)	—	—	(1.0)	—
Change in contingent consideration (5)	(0.9)	—	2.1	—
Impairment of intangible assets (6)	—	—	81.0	—
Loss (gain) on investment (7)	1.0	—	17.0	—
Costs related to Cboe Digital wind down (8)	0.8	—	1.6	—
Gain on sale of property held for sale (9)	—	—	(1.0)	—
Income from investment (10)	—	—	—	(2.1)
Total Non-GAAP adjustments	21.6	29.0	167.6	94.2
Income tax expense related to the items above	(4.7)	(6.9)	(44.3)	(23.3)
Tax reserves (11)	(1.6)	(10.2)	(5.6)	(7.9)
Valuation allowances (12)	0.3	—	4.4	—
Net income allocated to participating securities - effect on reconciling items	(0.1)	(0.1)	(0.7)	(0.3)
Adjusted earnings	$232.9	$218.9	$686.8	$609.4

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$2.07	$1.95	$5.36	$5.15
Per share impact of non-GAAP adjustments noted above	0.15	0.11	1.16	0.59
Adjusted diluted earnings per common share	$2.22	$2.06	$6.52	$5.74

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$532.0	$480.5	$1,547.9	$1,419.0
Non-GAAP adjustments noted above	—	—	(1.0)	—
Adjusted revenue less cost of revenue	$532.0	$480.5	$1,546.9	$1,419.0
Operating expenses (13)	$224.6	$209.3	$748.0	$655.1
Non-GAAP adjustments noted above	20.6	29.0	154.0	96.3
Adjusted operating expenses	$204.0	$180.3	$594.0	$558.8
Operating income	$307.4	$271.2	$799.9	$763.9
Non-GAAP adjustments noted above	20.6	29.0	153.0	96.3
Adjusted operating income	$328.0	$300.2	$952.9	$860.2
Adjusted operating margin (14)	61.7%	62.5%	61.6%	60.6%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	309.0	270.1	804.1	760.1
Non-GAAP adjustments noted above	21.6	29.0	167.6	94.2
Adjusted income before income taxes	$330.6	$299.1	$971.7	$854.3

Income tax expense	90.5	61.9	235.7	210.7
Non-GAAP adjustments noted above	6.0	17.1	45.5	31.2
Adjusted income tax expense	$96.5	$79.0	$281.2	$241.9
Adjusted income tax rate	29.2%	26.4%	28.9%	28.3%
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News Release Page 13 of 14
(1)This amount includes acquisition-related costs primarily from the Company’s Cboe Digital, Cboe Canada, and Cboe Asia Pacific acquisitions, which is included in acquisition-related costs on the condensed consolidated statements of income.
(2)This amount represents the amortization of acquired intangible assets related to the Company’s acquisitions, which is included in depreciation and amortization on the condensed consolidated statements of income.
(3)This amount represents the revaluation and the gain associated with the wind down of the Cboe Digital non-recourse notes and warrants, which is included in other income (expense), net on the condensed consolidated statements of income.
(4)This amount represents the contra-revenue that was reversed as a result of the Cboe Digital syndication wind down, which is included in transaction and clearing fees on the condensed consolidated statements of income.
(5)This amount represents the gains and losses related to contingent consideration liabilities achieved related to the acquisitions of Cboe Canada and Cboe Asia Pacific, which is included in other expenses on the condensed consolidated statements of income.
(6)This amount represents the impairment of intangible assets related to the Cboe Digital wind down, which is included in impairment of intangible assets on the condensed consolidated statements of income.
(7)This amount represents the impairment of investment related to the Company’s minority investments in Globacap Technology Limited and StratiFi Technologies Inc., which are included in other income (expense), net on the condensed consolidated statements of income, as well as the gain on investment related to the Company's minority investment in Curve Global Limited, which is included in earnings on investments on the condensed consolidated statements of income.
(8)This amount represents certain wind down costs related to Cboe Digital, which are included in compensation and benefits on the condensed consolidated statements of income.
(9)This amount represents the gain on the sale of the Company’s former headquarters, which is included in other income (expense), net on the condensed consolidated statements of income.
(10)This amount represents the dividend from the Company’s minority ownership of Vest Group Inc., which is included in other income (expense), net on the condensed consolidated statements of income. In 2024, the Company determined the dividend to be a recurring event and therefore has been excluded from the non-GAAP adjustments in 2024 and going forward.
(11)This amount represents the tax reserves related to Section 199 matters.
(12)This amount represents the valuation allowances related to the impairment of the Company’s minority investments in StratiFi Technologies Inc. and Globacap Technology Limited.
(13)The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in “Compensation and benefits” ($2.3 million and $0.8 million in expense for the three months ended September 30, 2024 and 2023, respectively, and $2.2 million and $6.0 million in expense for the nine months ended September 30, 2024 and 2023, respectively), and are directly offset by deferred compensation income, expenses and dividends included within “Other income (expense), net” ($2.3 million and $0.8 million in income, expense and dividends in the three months ended September 30, 2024 and 2023, respectively, and $2.2 million and $6.0 million in income, expense and dividends in the nine months ended September 30, 2024 and 2023, respectively), on the condensed consolidated statements of income. The deferred compensation plans’ expenses are not excluded from “adjusted operating expenses” and do not have an impact on “Income before income taxes.”
(14)Adjusted operating margin represents adjusted operating income divided by adjusted revenue less cost of revenue.
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News Release Page 14 of 14
EBITDA Reconciliations
EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. EBITDA margin represents EBITDA divided by revenues less cost of revenues (net revenue). It is presented as supplemental information that the company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is calculated by adding back to EBITDA acquisition-related costs, change in contingent consideration, impairment of intangible assets, loss (gain) on investment, costs related to the Cboe Digital wind down, gain on sale of property held for sale, gain on Cboe Digital non-recourse notes and warrants wind down, contra-revenue associated with the Cboe Digital syndication wind down, and income from investment. EBITDA and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because EBITDA and Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue.

Table 6 (in millions, except percentages)	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2024	2023	2024	2023
Net income allocated to common stockholders	$217.4	$207.1	$565.4	$546.7
Interest expense, net	1.4	11.9	18.5	40.9
Income tax provision	90.5	61.9	235.7	210.7
Depreciation and amortization	31.8	38.8	100.9	120.0
EBITDA	$341.1	$319.7	$920.5	$918.3
EBITDA Margin	64.1%	66.5%	59.5%	64.7%

Non-GAAP adjustments not included in above line items
Acquisition-related costs	—	0.8	1.2	7.9
Change in contingent consideration	(0.9)	—	2.1	—
Impairment of intangible assets	—	—	81.0	—
Loss (gain) on investment	1.0	—	17.0	—
Costs related to Cboe Digital wind down	0.8	—	1.6	—
Gain on sale of property held for sale	—	—	(1.0)	—
Gain on Cboe Digital non-recourse notes and warrants wind down	—	—	(1.4)	—
Cboe Digital syndication wind down	—	—	(1.0)	—
Income from investment	—	—	—	(2.1)
Adjusted EBITDA	$342.0	$320.5	$1,020.0	$924.1
Adjusted EBITDA Margin	64.3%	66.7%	65.9%	65.1%

Table 7 (in millions)	September 30,	December 31,
Reconciliation of Cash and Cash Equivalents to Adjusted Cash	2024	2023
Cash and cash equivalents	$763.2	$543.2
Financial investments	39.4	57.5
Less deferred compensation plan assets	(38.9)	(36.7)
Less cash collected for Section 31 Fees	—	(30.5)
Adjusted Cash	$763.7	$533.5

Table 8 (in millions)
Reconciliation of GAAP Net Revenues to Net Revenues in Constant Currency – Three and Nine Months Ended September 30, 2024 and 2023

	Three Months Ended, September 30,		Nine Months Ended, September 30,
	2024	2023	2024	2023
Europe and Asia Pacific net revenues	$55.6	$45.6	$164.0	$142.2
Constant currency adjustment	(0.7)	(2.4)	(0.5)	1.5
Europe and Asia Pacific net revenues in constant currency[1]	$54.9	$43.2	$163.5	$143.7
(1)Net revenues in constant currency is calculated by converting the current period GAAP net revenues in local currency using the foreign currency exchange rates that were in effect during the previous comparable period.
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